EXHIBIT 10.18

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Tessera Confidential

TESSERA, INC.

Patent License Agreement

This Agreement is entered into as of this 12th day of October, 1998, between TESSERA INC., a corporation organized under the laws of Delaware, having a principal place of business at 3099 Orchard Drive, San Jose CA 95134 and SHARP CORPORATION, a corporation organized under the laws of Japan having a principal place of business at 22-22 Nagaike-cho, Abeno-ku, Osaka 545-8522 Japan with reference to the following facts:

Scope:

WHEREAS, Tessera owns certain patents and patent applications relating to semiconductor integrated circuit (“IC”) packaging; and

WHEREAS, Licensee desires to obtain a non-exclusive license under Tessera’s said certain patents and patent applications relating to IC packaging.

NOW THEREFOR, in consideration of the promises and covenants hereinafter set forth the parties hereto agree as follows:

I. Definitions:

As used herein, the following terms shall have the following meaning:

A. The term “TCC” is an acronym for Tessera Compliant Chip, a type of integrated circuit (“IC”) package which is the subject matter of and uses certain Tessera Patents licensed hereunder. By way of non-limiting example, such TCCs may include IC packages that are in a fan-in arrangement (where external electrical terminals overlie a surface of an IC device ) or are in a fan-out arrangement (where external electrical terminals are arranged beyond the periphery of an IC device) or are in a fan-in/fan-out arrangement (where external electrical terminals both overlie a surface of an IC device and extend beyond the periphery of the IC device). In such examples, the contact bearing surface of the IC device may face either towards or away from the external electrical terminals.

B. The term “µBGA®” is a type of TCC where the package terminals are disposed in or over a compliant structure attached to the face, contact bearing surface of the IC and the term “F-µBGA™“ refers to a type of TCC where the package terminals are disposed in or over a compliant structure attached to the back, non-contact bearing surface of the IC.

C. The term “Patent” means letters patents, utility models, allowances and applications therefor in all countries of the world, including re-issues, re-examinations, continuations, continuations-in-part, divisionals, and all corresponding foreign patents.

D. The term “Tessera Patent” means Patent(s) or claims within such Patent(s) relating to the design, manufacture, and/or assembly of TCCs (excluding Batch Technology as defined herein) made and/or acquired by Tessera or any successor thereof prior to expiration or termination

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of this Agreement that are used by Licensee to make, use or sell Licensed Products. The term Tessera Patent shall further include any third party patent relating to the design, manufacture, and/or assembly of TCCs (excluding Batch Technology as defined herein) under which Tessera or any successor thereof has the right to grant licenses of the scope granted herein, as of the Effective Date or at any time during the term of this Agreement, without the payment of royalty or other consideration to such third parties except for payment to third parties for inventions made by said parties while employed by Tessera or any successor thereof. As of the Effective Date of this Agreement, the issued Tessera Patents, as defined above, consist of those issued Patents set forth in Attachment A. Prior to expiration or termination of this Agreement, Attachment A shall be amended from time to time to include further issued Patents directly related to the scope of the license grant in Paragraph II. Tessera has sole discretion in the prosecution of the Tessera patent applications prospectively licensed hereunder, non-exclusively including filing continuations, continuations-in-part, divisionals, filing corresponding foreign patents applications and/or abandoning one or more of such patent applications.

E. The term “Batch Technology” as used herein means Patents relating to or including: (i) any subject matter in U.S. Patent Number 5,518,964 (and related Patents) for making flexible electrically conducting element(s), joining said elements to electrical contact(s) on a substantially planar electrical element such as a semiconductor integrated circuit, undiced IC wafer, or interconnect substrate, and forming said element(s) away from the plane of said contacts in a predetermined fashion into the flexible electrical lead(s) of a TCC; (ii) any subject matter in U.S. Patent 5,455,390 (and related Patents) for making and forming flexible conducting element(s) on a dielectric film and then simultaneously joining said elements to electrical contacts on a substantially planar electrical element such as a semiconductor integrated circuit, undiced IC wafer or interconnect substrate to produce the flexible electrical leads of a TCC; and/or (iii) any subject matter of further invention or Patent made or acquired by Tessera during the term hereof covering any processing method for simultaneously forming, producing and/or connecting a plurality of flexible electrical leads of a TCC. Notwithstanding, the parties expressly agree that any TCC made and/or connected individually on a semiconductor integrated circuit or undiced wafer by traditional wire bonding methods and/or tape automated bonding (“TAB”) gang bonding methods, is not included in Batch Technology.

F. The term “Billable Pin” means any electrical connection to an IC bond pad made or contained in any Licensed Product made, used or sold by Licensee hereunder.

G. The term “Licensee’s Improvements” means derivatives, improvements, methods, modifications, or enhanced specifications, relating to a TCC, or related materials, that may infringe a Tessera Patent or may be made or incorporated in a TCC or the manufacture thereof by or for Licensee. Tessera and Licensee agree that Licensee’s BGA and any improvements incorporated therein by Licensee are specifically not part of the definition of Licensee’s Improvements as set forth in this Paragraph.

H. The term “Licensee Affiliate” means any company which agrees to be bound by the terms and conditions of this Agreement and has more than fifty percent (50%) of the voting stock owned or controlled by Licensee. A company shall be considered an Affiliate only so long as such majority ownership or control exists. If Licensee’s ownership or control in an Affiliate company

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falls below the more than fifty percent (50%) level set forth herein and such company desires to continue to manufacture and sell Licensed Products, Tessera agrees to negotiate in good faith with such company for a separate License Agreement having substantially similar terms as compared with the terms of this Agreement. Such separate License Agreement shall not require an additional up-front License Fee. Licensee shall be ultimately responsible for the actions of the Licensee Affiliates pursuant to this Agreement.

I. The term “Tessera Affiliate” means any company which agrees to be bound by the terms and conditions of this Agreement and has more than fifty percent (50%) of the voting stock owned or controlled by Tessera. A company shall be considered a Tessera Affiliate only so long as such majority ownership or control exists.

J. The term “Effective Date” means the last date of execution of this Agreement by the representatives of both parties or the date of approval of this Agreement by the relevant Government, whichever is later.

K. The term “Standards” means those minimum standards as set forth in Attachment B pursuant to which Licensee may sell any Licensed Product under a Mark (as defined in Paragraph VIII.).

L. The term “Licensee” means Sharp Corporation (as a company executing this Agreement) and the Licensee Affiliates.

M. The term “Tessera” means Tessera, Inc. (as a company executing this Agreement) and the Tessera Affiliates.

N. The term “Licensed Product” shall be strictly limited to TCCs (excluding Batch Technology) where external electrical terminal(s) are disposed in or over a compliant structure attached to the contact bearing face surface of the IC and overlie said face surface of the IC device in a fan-in arrangement or extend beyond the periphery of the IC device in a fan-out arrangement or both overlie the face of the IC device and extend beyond the periphery of the IC device in a fan-in/fan-out arrangement (such as µBGA packages).

O. The term “Non-Licensed Product” means TCCs that have the package terminals disposed in or over a compliant structure attached to the back, non-contact bearing surface of the IC (such as F-µBGA packages). Non-Licensed Products are specifically excluded from the operation of this Agreement.

P. The term “Licensee’s BGA” shall refer to a semiconductor package where the chip contacts face away from the exterior package terminals and have fine wires which extend along an edge of the semiconductor chip and electrically interconnect the chip contacts and the package terminals. The Licensee’s BGA referred to herein is manufactured by Licensee and sold (as of the execution date of this Agreement) under the name “FBGA”. Licensee represents that Licensee’s BGA is a rigid package construction that does not infringe the Tessera Patents.

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II. Licensee Rights:

A. License Grant. Subject to the terms and conditions hereinafter set forth, Licensee’s agreement to the provisions hereof including all attachments hereto, and Licensee’s payment of the fees and royalties stated herein in Paragraph III, Tessera hereby grants Licensee a world-wide, non-exclusive, non-transferable, non-sub-licensable limited license to use the Tessera Patents to package and/or assemble ICs into Licensed Products and have Suppliers (as defined in Paragraph IX) do the same for Licensee so that Licensee may use or sell such Licensed Products. Tessera specifically does not provide a license to the Tessera Patents to make, use or sell a Licensee’s BGA.

B. Batch Technology Excluded. Notwithstanding anything herein to the contrary, Batch Technology is excluded from the scope of this Agreement, and Licensee’s rights herein expressly exclude any right to package and/or assemble, or sell any TCC made using Batch Technology. Notwithstanding, when Tessera decides to license such Batch Technology to others, Tessera agrees to enter into good faith negotiations with Licensee on the terms and conditions of a separate agreement to define the parties relationship with respect to Batch Technology.

C. No Implied License. Notwithstanding the foregoing, nothing in this Agreement shall be construed to grant Licensee or its successors or assigns or any third parties an implied license under any patent owned by Tessera other than the Tessera Patents or right under the Tessera Patents to manufacture, use or sell any TCC other than the Licensed Products.

III. Fee and Royalty:

A. License Fee. As consideration for the licenses and privileges of Paragraph II.A. hereof, Licensee shall pay to Tessera the sum of [*] US Dollars (US$[*]). The payment of such License Fee shall be as follows: (1) [*] US dollars (US$[*]) within sixty (60) days of the Effective Date; and (2) the remaining [*] US dollars (US$[*]) within sixty (60) days of the date Licensee first manufactures a Licensed Product and ships such Licensed Product to a third party.

B. Royalty. In addition to the License Fee, Licensee shall pay running royalties for the license granted in Paragraph II.A. twice annually (as set forth in Paragraph V) to Tessera during the term of this Agreement. Licensee shall pay this royalty to Tessera in the amount of [*] (US$[*]) per Billable Pin for Licensed Products made by or for Licensee hereunder, whether sold, transferred or used internally.

C. Volume Adjustments. Royalty payments due Tessera hereunder shall be adjusted by multiplying Licensee’s total base royalty calculated under Paragraph III.B. above, by a factor of [*] ([*]) until Licensee has paid Tessera [*] (US$[*]) in aggregate royalties, and then by a factor of [*] ([*]) until Licensee has paid Tessera an additional [*] (US$[*]) in royalties. Discount for Prepayment: At any time, Licensee may elect to pay Tessera [*] (US$[*]) in lieu of any such Volume Adjustments, in which event said Licensee shall notify Tessera and

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tender such payment and henceforth pay royalties at the lowest level (as set forth in Paragraph III.B., above) without any such Volume Adjustments.

D. Most Favored Customer. As of the Effective Date, Tessera, in good faith, intends that any agreement that Tessera enters into henceforth with another similarly situated licensee whereby such licensee receives identical rights, privileges, terms and conditions as contained in this Agreement, shall be on royalty rate terms no more favorable to such other licensee than the Royalty terms set forth in this Agreement. The following shall not be deemed agreements subject to this Paragraph: (i) agreements between Tessera and its affiliates (any company which is more than fifty percent (50%) of the voting stock owned or controlled by Tessera); (ii) cross-license or other agreements under which a substantial portion of the consideration received by Tessera consists of rights to patents and/or technology owned by the other party to such agreement; (iii) agreements with governmental or educational agencies; (iv) agreements in settlement of litigation; and (v) Tessera’s present royalty rates with respect to Merchant Market only licensees (non-semiconductor licensees) that have a royalty rate beginning at [*] percent ([*]%) and ending at a base royalty rate of [*] percent ([*]%) of their sales revenue. In the event that Tessera grants another license subject to this Paragraph, then Tessera shall promptly notify Licensee of the financial terms of such other license. Upon notice by Licensee, given within 30 days after such notice by Tessera, this Agreement shall be amended to substitute all of the royalty terms of such other license for the Royalty terms of this Agreement, provided that (a) Licensee must accept all of the royalty terms of such other license, and may not select particular terms; and (b) such amendment shall not affect Tessera’s rights with respect to royalties or other moneys accrued and/or paid prior to such amendment.

IV. Taxes:

Any taxes imposed by the Government of Japan based upon payments from Licensee to Tessera under this Agreement shall be paid in accordance with the United States-Japan Treaty for the Avoidance of Double Taxation. In the event that Licensee is required to withhold the taxes from the payments by Licensee to Tessera hereunder, Licensee shall deduct and pay such taxes to the tax authorities in Japan. Licensee shall promptly furnish Tessera with the corresponding tax receipts and/or certificates evidencing payments thereof. Tessera recognizes that the transactions contemplated hereunder may qualify for withholding tax exemption or rebate under applicable Japanese laws and regulations and Licensee agrees, in good faith, that it will use its best efforts to aid Tessera in obtaining such exemption or rebate, if any.

V. Licensee Reports and Payment:

A. Semi-Annual Royalty Payments & Reports. Beginning on the Effective Date of this Agreement, royalties shall be calculated and paid in full in semi-annual payment periods ending March 31 and September 30 of each year. Beginning with the first such royalty calculation and payment, Licensee shall deliver a written report describing the basis upon which royalties have been calculated (at a minimum, the total number of Licensed Products manufactured and sold by Licensee and the total Billable pins per such packages) and the total royalty due Tessera for the applicable payment period. Licensee will further submit with each such calculation report, an accounting of the total quantity of Licensed Products manufactured by or for Licensee as compared to the total quantity of Licensed Products manufactured for Licensee by a separate Tessera

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assembly licensee. All payments under this Paragraph shall be made in US Dollars by wire transfer to Union Bank of California, 99 Almaden Blvd., San Jose, CA 95113, Account Name: Tessera, Account No.: 6450148359, Routing No. 122000496, International Swift Code: UBLAUS66, or such other bank or account as Tessera may from time to time designate in writing. The payments of royalties and submission of royalty reports from Licensee to Tessera under this Paragraph shall be made within sixty (60) days from the end of each semi-annual reporting periods and shall be considered to be made as of the day on which such payments are received in Tessera’s designated bank account.

VI. Intentionally Left Blank.

VII. Improvements Grantback:

A. Licensee hereby grants to Tessera a world-wide, fully-paid, non-sublicensable, non-transferable, right and license to use Licensee’s Patents covering any inventions contained in Licensee’s Improvements filed with any Patent Office around the world after March 24, 1992 (the first international publication date of the first filed Tessera Patent licensed hereunder) to manufacture, have manufactured for Tessera, use or sell only TCCs. Further, any Licensee Patents covering any inventions contained in Licensee’s Improvements filed by Licensee from the above stated publication date and during the term of this Agreement (or any extension thereto) are granted to Tessera until the expiration of such Licensee Patents. However, any Licensee Patents filed after the term of this Agreement (or any extension thereto) are not granted to Tessera under this Agreement. It is expressly understood that the right and license set forth in this Paragraph VII.A. does not include any rights to other than TCCs. Licensee’s BGA and any improvements incorporated therein by Licensee are specifically not licensed to Tessera.

B. Licensee agrees to grant to the other licensees of Tessera on commercially reasonable terms a non-exclusive, non-transferable, non-sublicensable license under Licensee’s Patents covering any inventions contained in such Licensee’s Improvements unless such other licensees refuse to grant to Licensee similar licenses under any of such other licensees’ patents relating to any improvements developed by such other licensee on similar commercially reasonable terms. At Licensee’s request, Tessera will attempt to facilitate such negotiations between Licensee and such other Tessera licensees as a neutral facilitator at a location mutually agreed to by all of the parties. In no event shall Licensee be under any obligation to grant such licenses to other licensees of Tessera, unless Licensee’s Improvements are used in IC packages sold externally to non-Affiliates or proposed by Licensee for incorporation into the standards.

VIII. Trademarks & Patent Notice:

A. Trademark Ownership. Licensee acknowledges the ownership of Tessera’s trademarks including, but not limited to, COMPLIANT CHIP, µBGA and Micro BGA (hereinafter “Marks”), and agrees that it will do nothing inconsistent with such ownership.

B. Trademark License Grant. Subject to the IC packages manufactured pursuant to this Agreement meeting all of the Standards, Licensee’s agreement and compliance with to other provisions of this Agreement including all attachments hereto, and Licensee’s payment of the fees

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and royalties stated herein in Paragraph III, Tessera hereby grants Licensee a non-exclusive, non-transferable, non-sub-licensable limited license to use the Marks to identify and distinguish Licensee’s Licensed Products packages that are sold by Licensee under this Agreement, subject to the proper use of such Marks (as set forth in this Paragraph below) and the acknowledgement of ownership of such Marks in documentation, articles and promotional material; to wit, each such use shall contain the following text: “             (List of the Marks used in the item) are trademarks of Tessera, Inc.” or a suitable variant thereof to account for a singular use of one or more of the Marks.

C. Trademark Form of Use. Licensee shall use its best efforts to use the Marks as modifiers in conjunction with generic nouns, e.g. the µBGA® package. Further, all of the Marks, except “Micro BGA”, are federally registered by the U.S. Trademark Office. As such, Licensee shall use the “®” symbol adjacent the Marks in all titles and headings and other prominent uses of the Marks and shall also use its best efforts to use the “®” symbol on at least the first and most obvious use of each of the Marks within the text of any printed material. “Micro BGA” is a common law trademark of Tessera. As such, Licensee shall use the “™” symbol adjacent this Mark in all titles and headings and other prominent uses of the Micro BGA marks and shall also use its best efforts to use the “™” symbol on at least the first and most obvious use of each such mark within the text of any printed material.

D. Patent Notice. For each sale or other transfer of a Licensed Product by Licensee, the documentation from Licensee shall include a prominent written notice that “These products are made under a license from Tessera, Inc.”

IX. Supplier:

Licensee, at its sole option, may enter agreements (“Subcontract”) with suppliers (“Supplier”) to manufacture Licensed Products or related components, materials or services thereof which are licensed hereunder for Licensee only and not for Supplier’s use or sale to anyone other than Licensee, provided that: (a) Licensee shall ensure that Supplier receives no property rights to the Licensed Products, materials or information transferred under Subcontract and that the rights to any improvements to such Licensed Products, materials or information made by Supplier shall be Licensee Improvements as set forth in this Agreement; (b) Licensee shall ensure that Supplier respect Licensee’s duty to affix the appropriate patent notice and other designations to each product or material made for Licensee as set forth under this Agreement; and (c) Licensee shall indemnify and hold harmless Tessera and its successors and assigns against any breach or any damages, costs, or expenses arising from or related to any breach by Licensee or Supplier of the foregoing obligations. Notwithstanding, this Paragraph does not apply to any technology (patents or know-how) that was developed by the Supplier independent of the Subcontract with Licensee.

X. Term and Termination:

A. Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated as provided for elsewhere in this Agreement, shall remain in full force for a period of five (5) years after which this Agreement shall be automatically extended for five (5)

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year periods on the same terms and conditions unless either Tessera or Licensee notifies the other party in writing prior to the end of any such periods its desire to terminate this Agreement.

B. Termination for Breach. Either party may terminate this Agreement due to the other party’s breach of this Agreement, such as failure to perform its duties, obligations, or responsibilities herein (including, without limitation, failure to pay royalties and provide reports as set forth herein). The parties agree that such breach will cause substantial damages to the party not in breach. Therefore, the parties agree to work together to mitigate the effect of any such breach; however, the non-breaching party may terminate this Agreement if such breach is not cured or sufficiently mitigated (to the non-breaching party’s satisfaction) within sixty (60) days of notice thereof.

C. Termination for Assignment. In the event that (i) a party either sells or assigns substantially all of its assets or business to a third party (“Selling Party”) or (ii) a third party acquires more than fifty percent (50%) of the capital stock entitled to vote for directors of such party (“Purchasing Party”), the Selling Party shall notify the other party hereto of such sale or assignment of assets or the Purchasing Party’s acquisition. In any case of sale, assignment or acquisition, the Selling Party shall provide to the other party a written confirmation from such Purchasing Party stating that such Purchasing Party shall expressly undertake all the terms and conditions of this Agreement to be performed by Selling Party. In the event that Licensee is the Selling Party and the Purchasing Party does not agree to fulfill such obligations under this Agreement, Tessera shall reserve a right to terminate this Agreement. In the event Tessera is the Selling Party, the Purchasing Party shall be bound to the terms and obligations of this Agreement.

D. Termination for Bankruptcy. In the event that one party becomes bankrupt, permanently ceases doing business, makes an assignment for the benefit of its creditors, commits an act of bankruptcy, commences any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings, or has commenced against it any bankruptcy proceedings or other proceedings in the nature of bankruptcy proceedings that are not dismissed within sixty (60) days, then the other party shall have the right to terminate this Agreement immediately upon its notice.

E. Any termination of this Agreement pursuant to this Paragraph X shall be deemed a termination of this Agreement in accordance with its terms (including termination of any payments of royalties to Tessera and any rights of Licensee to use any Tessera Patent licensed hereunder).

F. Survival Clause. Unless otherwise provided elsewhere in this Agreement, the following provisions shall survive the termination or expiration of this Agreement:

1. Licensee’s obligation to make payment to Tessera accrued under this Agreement on or prior to expiration or termination.

2. Licensee’s obligation to submit written reports stipulated in Paragraph V, Licensee Reports and Payment, for the period prior to the termination of the Agreement and to permit the inspection and audit of its account record stipulated in Paragraph XI, Reasonable Audit, for the manufacture of Licensed Products during the term of the Agreement.

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3. Paragraph VII. Improvement Grantback.

4. Paragraph X, Term and Termination.

5. Paragraph XII, No Warranties

6. Paragraph XIII, Limitation on Damages

7. Paragraph XV, Indemnity

8. Paragraph XVI, Miscellaneous

XI. Reasonable Audit:

A. Financial Audit. Upon reasonable written prior notice, Tessera shall have the right to examine and audit through an independent third party CPA firm, not more frequently than once per year, all records of Licensee that may contain information bearing upon the amount of fees payable under this Agreement; provided, however, that the said auditor shall have agreed in advance in writing to maintain in confidence and not to disclose to Tessera or any third party any proprietary information obtained during the course of such audit. The results of any such audit shall be final, and within thirty (30) days after receiving the auditor’s report, Licensee shall make payment to Tessera of any amount which may be found to be payable, if any. Tessera shall bear the expenses of such audit examinations unless royalties due and owing to Tessera are determined by the auditor to be at least five percent (5%) greater than such similar amounts as calculated and/or paid by Licensee, in which case Licensee shall bear such expenses.

B. Standards Audit. Prior to the first shipment of Licensed Products to a third party by Licensee upon which Licensee intends to bear the Marks under the license set forth in Paragraph VIII.B. pursuant to this Agreement, Licensee shall provide Tessera with sufficient quantities of such packages to enable Tessera to determine if such packages are in compliance with the Standards. Upon receipt of such packages, Tessera shall promptly perform the tests set forth in Attachment C and provide a written report to Licensee detailing the results of the tests so performed. After the Licensee manufactured Licensed Products have passed Tessera’s testing requirements, Licensee may use the Marks as set forth in Paragraph VIII. To ensure the on-going, future minimum quality and reliability of the Licensed Products sold by Licensee under any of the Marks pursuant to this Agreement, Tessera shall have a right to perform the tests set forth in Attachment C at any time during the term of this Agreement upon 60 day written notice by Tessera to Licensee of Tessera’s intention to perform such Standards testing. Upon Licensee’s receipt of such written notice from Tessera, Licensee shall promptly provide sufficient quantities of Licensed Products for such testing. Upon receipt of such packages, Tessera shall promptly perform the tests and provide a written report to Licensee detailing the results of the tests so performed.

XII. No Warranties:

Licensee acknowledges and agrees that the rights and licenses, Tessera Patents and specifications granted or otherwise provided hereunder are provided to Licensee “AS IS”, with no

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warranty of any kind. TESSERA MAKES NO WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, QUALITY, USEFULNESS OR NONINFRINGEMENT. Tessera makes no warranty that the Tessera Patents, any specifications or Standards provided by Tessera to Licensee will be sufficient or yield any particular result.

XIII. Limitation on Damages:

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY (UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY) FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

XIV. Indemnity:

A. Licensee agrees to defend, indemnify and hold Tessera harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney’s’ fees and expenses) arising out of or related to Licensee’s use of Tessera’s Patents or any Tessera specifications. Notwithstanding, Licensee shall not bear the obligation or expense of defending the validity of any Tessera Patent. Tessera shall have sole control over and bear the expense for so defending the validity of the Tessera Patents.

B. Tessera agrees to defend, indemnify and hold Licensee harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorney’s fees and expenses) arising out of or related to Tessera’s use of Licensee Improvements or any Licensee specifications. Notwithstanding, Tessera shall not bear the obligation or expense of defending the validity of any Licensee Patent. Licensee shall have sole control over and bear the expense for so defending the validity of the Licensee Patents.

XV. Miscellaneous:

The following additional terms shall apply to this Agreement:

A. No Immunity for Non-Licensed Products. Licensee acknowledges and agrees that it has no license or immunity from Tessera under this Agreement for Non-Licensed Products. Accordingly, Tessera may take any legal action against Licensee for Licensee’s manufacture, use or sale of any such Non-Licensed Products, including, but not limited to, patent infringement actions in U.S. Federal District Court or in the U.S. International Trade Commission. However, Tessera acknowledges and agrees that this Agreement shall not be breached by Licensee or terminated by Tessera because of Licensee’s manufacture, use or sale of Non-Licensed Products.

B. Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of California, irrespective of choice of laws provisions. Both

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parities shall use their best efforts to resolve by mutual agreement any disputes, controversies, claims or difference which may arise from, under, out of or in connection with this Agreement. If such disputes, controversies, claims or differences cannot be settled between the parties, any litigation between the parties relating to this Agreement shall take place in San Jose, California. The parties hereby consent to personal jurisdiction and venue in the state and federal courts of California.

C. No Waiver. Any waiver, express or implied, by either of the parties hereto of any right hereunder or default by the other party, shall not constitute or be deemed a continuing waiver or a waiver of any other right or default. No failure or delay on the part of either party in the exercise of any right or privilege hereunder shall operate as waiver thereof, nor shall any single or partial exercise of such right or privilege preclude other or further exercise thereof or any other right or privilege.

D. Equitable Relief: Nothing herein shall preclude either party from taking whatever actions are necessary to prevent immediate, irreparable harm to its interests. Otherwise, these procedures are exclusive and shall be fully exhausted prior to the initiation of any litigation.

E. Notices. All notices, required documentation, and correspondence in connection herewith shall be in the English language, shall be provided in writing and shall be given by facsimile transmission or by registered or certified letter to Tessera and Licensee at the addresses and facsimile numbers set forth below:

Tessera:	Tessera, Inc.
3099 Orchard Dr.
San Jose, California 95134
Facsimile No.: 408-894-0768
Attn.: Chief Executive Officer

Licensee:	Sharp Corporation
22-22 Nagaike-cho
Abeno-ku, Osaka 545-8522 Japan
Facsimile: 81-6-606-5827
Attn.: General Manager, Licensing Department

Either Party may change its address and/or facsimile number by giving the other party notice of such new address and/or facsimile number. All notices if given or made by registered or certified letter shall be deemed to have been received on the earlier of the date actually received and the date seven (7) days after the same was posted and if given or made by facsimile transmission shall be deemed to have been received at the time of dispatch, unless such date of deemed receipt is not a business day, in which case the date of deemed receipt shall be the next succeeding business day.

F. Entire Understanding. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof, whether written or oral, and there are no prior representations, warranties or agreements between the parties not contained in this Agreement.

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Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both parties hereto.

G. Invalidity. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

H. Assignment. Neither party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party.

I. Export Regulations. Both parties shall comply with the laws and regulations of the governments of the United States, Japan and of any other country as relevant to each party hereto relating to the export of commodities and technical data.

J. Section Headings. The headings and captions used herein shall not be used to interpret or construe this Agreement.

K. Force Majeure. Neither party shall be liable for any failure to perform or for any delay in performance of any obligation under this Agreement caused by circumstances beyond its reasonable control including, but not limited to, fire, storm, flood, earthquake, explosion, war, labor disputes acts of God, acts of any national, state, or local government authority, and judicial action, provided that the delayed party: (i) gives the other party written notice of such cause promptly, and in any event within fifteen (15) days of discovery thereof; and (ii) uses its reasonable efforts to correct such failure or delay of its performance. If a party’s performance is delayed under this Paragraph more than sixty (60) days after the date when such performance was due, the parties shall negotiate in good faith (i) to amend the delayed obligation to accommodate the force majeure event, or (ii) to delete the delayed obligation if such deletion will not affect the validity or enforceability of the remainder of this Agreement, provided such amendment or deletion complies with the intent of the parties as stated herein.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TESSERA, INC.		SHARP CORPORATION

By:	/s/ JOHN W. SMITH	By:	/s/ SEIJI SHIOTSU

Print Name: John W. Smith		Print Name: Seiji Shiotsu

Title: President		Title: Corporate Senior Exec. Dir.

Date: October 12, 1998		Date: October 19, 1998

Tessera Confidential

ATTACHMENT A

Issued Tessera Patents

PATENT NO.	TITLE
5,148,265	SEMICONDUCTOR CHIP ASSEMBLIES WITH FAN-IN LEADS

5,148,266	SEMICONDUCTOR CHIP ASSEMBLIES AND METHODS OF MAKING SAME

5,258,330	SEMICONDUCTOR CHIP ASSEMBLIES WITH FAN-IN LEADS

5,346,861	SEMICONDUCTOR CHIP ASSEMBLIES AND METHODS OF MAKING SAME

5,347,159	SEMICONDUCTOR CHIP ASSEMBLIES WITH FACE-UP MOUNTING AND REAR-SURFACE CONNECTION TO SUBSTRATE

5,390,844	SEMICONDUCTOR INNER LEAD BONDER TOOL

5,398,863	SHAPED LEAD STRUCTURE AND METHOD

5,414,298	SEMICONDUCTOR CHIP ASSEMBLIES AND COMPONENTS WITH PRESSURE CONTACT

5,477,611	METHOD OF FORMING INTERFACE BETWEEN DIE AND CHIP CARRIER

5,489,749	SEMICONDUCTOR CONNECTION COMPONENTS AND METHODS WITH RELEASABLE LEAD SUPPORT

5,491,302	MICROELECTRONIC BONDING WITH LEAD MOTION

5,525,545	SEMICONDUCTOR CHIP ASSEMBLIES AND COMPONENTS WITH PRESSURE CONTACT

5,536,909	SEMICONDUCTOR CONNECTION COMPONENTS AND METHODS WITH RELEASABLE LEAD SUPPORT

5,548,091	SEMICONDUCTOR CHIP CONNECTION COMPONENTS WITH ADHESIVES FOR BONDING TO THE CHIP

5,597,470	METHOD OF MAKING A FLEXIBLE LEAD FOR A MICROELECTRONIC DEVICE

Tessera Confidential

5,619,017	MICROELECTRONIC BONDING WITH LEAD MOTION

5,629,239	MANUFACTURE OF SEMICONDUCTOR CONNECTION COMPONENTS WITH FRANGIBLE LEAD SECTIONS

5,659,952	METHOD FOR FABRICATING COMPLIANT INTERFACE FOR A SEMICONDUCTOR CHIP

5,663,106	METHOD OF ENCAPSULATING DIE AND CHIP CARRIER

5,679,194	FABRICATION OF LEADS ON SEMICONDUCTOR CONNECTION COMPONENTS

5,679,977	SEMICONDUCTOR CHIP ASSEMBLIES, METHODS OF MAKING SAME AND COMPONENTS FOR SAME

5,682,061	COMPONENT FOR CONNECTING A SEMICONDUCTOR CHIP TO A SUBSTRATE

5,706,174	COMPLIANT MICROELECTRONIC MOUNTING DEVICE

5,766,987	MICROELECTRONIC ENCAPSULATION METHODS AND EQUIPMENT

5,776,796	METHOD OF ENCAPSULATING A SEMICONDUCTOR PACKAGE

5,777,379	SEMICONDUCTOR ASSEMBLIES WITH REINFORCED PERIPHERAL REGIONS

5,787,581	METHODS OF MAKING SEMICONDUCTOR CONNECTION COMPONENTS WITH RELEASABLE LOAD SUPPORT

5,801,446	MICROELECTRONIC CONNECTIONS WITH SOLID CORE JOINING UNITS

5,807,453	FABRICATION OF LEADS ON SEMICONDUCTOR CONNECTION COMPONENTS

ISSUED FOREIGN TESSERA PATENTS

PATENT NO.	TITLE
121621 (South Korea)	SEMICONDUCTOR CHIP ASSEMBLIES AND METHODS OF MAKING SAME AND COMPONENTS FOR SAME

Tessera Confidential

ATTACHMENT B

Minimum IC Package Requirements

for Use of the Tessera Marks

TEST NO.	Test Item	Test Condition	REFERENCE STANDARDS	DEMONSTRATED RELIABILITY (UNITS FAILED/ TOTAL UNITS)
1	Moisture/Pre-conditioning Test	Moisture Soak: 85[o]C/85% RH, 168 Hours Reflow 3 times: Convection, >10 seconds at 210-220°C, flux clean in aqueous solution	JEDEC JESD22-A113 LEVEL 3	Sample = 45 pcs. LTPD = 5% (0/45)
2*	Temperature Cycling Test	Ta = –65°C (15 minutes) to 150°C (15 minutes), Gas Phase	MIL-STD-883:1011	300 cycles[2] (0/45)
3*	Pressure Cooker Test	Ta = 121°C, 100 RH, 2 atm., No Bias	MIL-STD-883:1004	168 hours[2,3] (0/45)
4*	High Temp. Storage Test	Ta = 150°C, No Bias	MIL-STD-883:1008	1000 hours[2] (0/45)
5*	On FR-4 Board Temperature Cycling Test	Ta = –55°C (15 minutes) to 125°C (15 minutes), Gas Phase	MIL-STD-883:1010	750 cycles[2] (0/45)

NOTES:

* Needs Preconditioning (Test No. 1)

[1]	Electrical opens test (at 100°C) and visual inspection
[2]	Discoloration of solder mask due to temperature exposure allowed
[3]	Leakage due to tin migration on polyimide allowed

RH = Relative Humidity

LTPD = Lot Tolerance Percent Defective